Exhibit 21.1

Subsidiary
LABA Royalty Sub LLC	Delaware	LABA Royalty Sub LLC
Theravance Respiratory Company, LLC	Delaware	Theravance Respiratory Company, LLC
Advanced Medicine East, Inc.	Delaware	Advanced Medicine East, Inc.